Exhibit 23.2

KPMG LLP
Chartered Accountants
Box 10426, 777 Dunsmuir Street
Vancouver, BC V7Y 1K3
Canada
Telephone: (604) 691-3000
Telefax: (604) 691-3031
www.kpmg.ca

CONSENT OF INDEPENDENT AUDITOR

To the Board of Directors
SmarTire Systems Inc.

We consent to the use of our report dated September 13, 2002, except as to note 14 which is as of October 7, 2002, on the consolidated balance sheets of SmarTire Systems Inc. as of July 31, 2002 and 2001, and the related consolidated statements of operations and deficit, stockholders' equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended July 31, 2002, included in this registration statement and prospectus on Form SB-2, and to the reference to our firm under the heading "Experts" in the prospectus. Our report dated September 13, 2002, except as to note 14 which is as of October 7, 2002, contains additional comments for U.S. readers that states that conditions and events exist that cast substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

KPMG LLP (signed)

Chartered Accountants

Vancouver, Canada
September 3, 2003